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                                                                    Exhibit 99.2

                                                           [HANOVER DIRECT LOGO]
FOR IMMEDIATE RELEASE

CONTACT:    Hanover Direct, Inc                        The MWW Group
            Charles E. Blue                            Rich Tauberman
            Senior Vice President                      Tel: (201) 507-9500
            Tel: (201) 272-3412


 HANOVER DIRECT APPOINTS CHARLES E. BLUE AS CHIEF FINANCIAL OFFICER IN ONGOING STRATEGIC BUSINESS REALIGNMENT PROGRAM AND EXTENDS CREDIT FACILITY WITH CONGRESS
                  FINANCIAL CORPORATION UNTIL JANUARY 31, 2007

EDGEWATER, NJ, November 3, 2003 - Hanover Direct, Inc. today announced that Charles E. Blue will succeed Edward M. Lambert as Chief Financial Officer, effective November 11, 2003, in connection with the Company's ongoing strategic business realignment plan. Mr. Blue joined the Company in 1999 and had most recently served Hanover as Senior Vice President, Finance, a position eliminated by this finance department restructuring. The Company also announced an extension of its credit facility with Congress Financial Corporation until January 31, 2007.

"First, we want to thank Ed Lambert for his outstanding leadership and remarkable contributions to Hanover's restructuring efforts over the past two years amidst great personal hardships. Second, we are very pleased to promote Charles Blue to the position of Senior Vice President & Chief Financial Officer," said Tom Shull, Hanover Direct's Chairman, President and Chief Executive Officer. "Charles' four years of senior finance experience at Hanover, broad knowledge of both industry and Company operations and experience working closely with Mr. Lambert well-position him to provide financial leadership as we continue Hanover Direct's turnaround."

Mr. Blue is a 1982 graduate of Lehigh University where he received a B.S. degree in Business and Economics. Before joining Hanover Direct, he held the positions of Director of Planning and Treasury for Genesis Direct, Inc. and Director of Strategic Planning for The Copeland Companies. Mr. Blue will report to Tom Shull, with an additional functional reporting line to Brian C. Harriss, currently Executive Vice President, Human Resources and Legal, who will assume additional responsibilities as Executive Vice President, Finance & Administration.


The Company also announced that it had extended its credit facility with Congress Financial Corporation, which was expiring on January 31, 2004, until January 31, 2007. "We are pleased," said Mr. Shull, "to
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announce the extension of our agreement with Congress Financial Corporation and look forward to continuing the excellent partnership that Congress and Hanover have forged throughout our relationship."

ABOUT HANOVER DIRECT, INC.

Hanover Direct, Inc. (AMEX: HNV) and its business units provide quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers, as well as a comprehensive range of Internet, e-commerce, and fulfillment services to businesses. The Company's catalog and Internet portfolio of home fashions, apparel and gift brands include Domestications, The Company Store, Company Kids, Silhouettes, International Male, Scandia Down, and Gump's By Mail. The Company owns Gump's, a retail store based in San Francisco. Each brand can be accessed on the Internet individually by name. Keystone Internet Services, LLC (www.keystoneinternet.com), the Company's third party fulfillment operation, also provides the logistical, IT and fulfillment needs of the Company's catalogs and web sites. Information on Hanover Direct, including each of its subsidiaries, can be accessed on the Internet at www.hanoverdirect.com.

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